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                                                                  EXHIBIT 22(a)


                            LIST OF SUBSIDIARIES
                            --------------------


Particle Dynamics, Inc. (formerly known as Desmo Chemical Corporation), a
New York Corporation, a wholly-owned subsidiary of KV Pharmaceutical Company.

ETHEX Corporation, (formerly known as KV Pharmaceuticals International, Inc.)
a Missouri Corporation, a wholly-owned subsidiary of KV Pharmaceutical Company.